Exhibit 99

Eaton Reports Strong First Quarter 2021 Results, Raises 2021 Outlook

  Eaton Reports First Quarter Earnings Per Share of $1.14, First Quarter Record Adjusted Earnings Per Share of $1.44, Up 15 Percent Over the First Quarter of 2020
  First Quarter Operating Cash Flow of $260 Million; Adjusted Operating Cash Flow of $460 Million, Up 42 Percent Over the First Quarter of 2020
  First Quarter Segment Margin of 17.7%, 190 Basis Points Favorable to the First Quarter of 2020 and a First Quarter Record
  Raising Adjusted Earnings Per Share Guidance for 2021 to $6.10 at the Midpoint, Up 24 Percent Over 2020

DUBLIN--(BUSINESS WIRE)--May 4, 2021--Power management company Eaton Corporation plc (NYSE:ETN) today announced that earnings per share were $1.14 for the first quarter of 2021. Excluding charges of $0.18 per share related to intangible amortization, $0.09 per share related to acquisitions and divestitures, and $0.03 per share related to a multi-year restructuring program, adjusted earnings per share were a first quarter record of $1.44, up 15 percent over the first quarter of 2020.

Sales in the first quarter of 2021 were $4.7 billion, down 2 percent from the first quarter of 2020. The divestiture of the Lighting business reduced sales by 5½ percent, which was partially offset by positive currency translation of 2 percent, 1 percent growth from acquisitions, and organic growth of ½ percent.

Craig Arnold, Eaton chairman and chief executive officer, said, “Our first quarter was stronger than expected, with organic sales well above the high end of our guidance range, segment margin at record levels, and strong cash flow. We are pleased with how rapidly our businesses are recovering towards pre-pandemic levels.”

First quarter segment margins were 17.7 percent, up 190 basis points over the first quarter of 2020, above the high end of our guidance range, and a first quarter record. This was the result of strong execution and ongoing improvements in the company’s cost structure from the multi-year restructuring program announced in the second quarter of 2020.

Operating cash flow in the first quarter of 2021 was $260 million. Excluding $200 million of contributions to Eaton’s U.S. qualified pension plan, adjusted operating cash flow was $460 million and adjusted free cash flow was $341 million, representing a 62 percent increase over the first quarter of 2020.

During the quarter, the company closed the acquisitions of Tripp Lite and Green Motion, and the acquisition of a 50 percent stake in HuanYu High Tech, adding new products and growth opportunities for the Electrical segments.

The Hydraulics sale to Danfoss is expected to close in the second quarter and the acquisition of Cobham Mission Systems remains on track to close the beginning of the fourth quarter of 2021.

“Factoring in the earlier than expected closing of the Tripp Lite acquisition and our strong first quarter performance, we now expect 2021 adjusted earnings per share to be between $5.90 and $6.30, up 24 percent at the midpoint over 2020,” said Arnold. “We anticipate adjusted earnings per share for the second quarter of 2021 to be between $1.45 and $1.55.”

Business Segment Results

Sales for the Electrical Americas segment were $1.6 billion, down 9 percent from the first quarter of 2020, driven by a 14 percent reduction from the divestiture of the Lighting business. Organic sales were up 2 percent, the acquisitions of Power Distribution, Inc. and Tripp Lite added 2 percent, and positive currency translation added 1 percent. Operating profits were $332 million, up 8 percent from the first quarter of 2020. Operating margins were 20.5 percent, up 330 basis points over the first quarter of 2020.

The twelve-month rolling average of orders in the first quarter was up 1 percent, with particular strength in data center and residential markets. Orders increased 11 percent over the first quarter of 2020. Backlog at the end of March remained strong, up 23 percent over March 2020.

Sales for the Electrical Global segment were $1.3 billion, up 10 percent over the first quarter of 2020. Organic sales were up 5 percent and positive currency translation added 5 percent. Operating profits were $213 million, up 28 percent over the first quarter of 2020. Operating margins were 17.0 percent, up 250 basis points over the first quarter of 2020.

The twelve-month rolling average of orders in the first quarter was down 5 percent, driven by declines in oil and gas markets partially offset by strength in data center, residential and utility markets. During the first quarter, the business experienced strong order growth of 7 percent over the first quarter of 2020. The March backlog grew 17 percent over March 2020.

Hydraulics segment sales were $561 million, up 11 percent over the first quarter of 2020, driven by a 9 percent increase in organic sales and positive currency translation of 2 percent. Operating profits were $84 million, up 53 percent over the first quarter of 2020. Operating margins were 15.0 percent, up 420 basis points over the first quarter of 2020.

Aerospace segment sales were $519 million, down 24 percent from the first quarter of 2020, driven by the continued downturn in commercial aviation. Organic sales were down 26 percent, partially offset by positive currency translation of 2 percent. Operating profits were $96 million, down 35 percent from the first quarter of 2020. Operating margins in the quarter were 18.5 percent, representing solid decremental performance in light of the continued impact of the pandemic on sales.

The twelve-month rolling average of orders in the first quarter was down 36 percent, driven by the downturn in commercial markets. Backlog at the end of March was down 11 percent compared to March 2020.

The Vehicle segment posted sales of $654 million, up 9 percent over the first quarter of 2020, driven entirely by organic sales. Operating profits were $113 million, up 40 percent over the first quarter of 2020. Operating margins were 17.3 percent, up 380 basis points over the first quarter of 2020.

eMobility segment sales were $83 million, up 15 percent over the first quarter of 2020, driven by organic sales growth of 13 percent and positive currency translation of 2 percent. The segment recorded an operating loss of $7 million reflecting continued investment in research and development for new programs.

Eaton’s mission is to improve the quality of life and the environment through the use of power management technologies and services. We provide sustainable solutions that help our customers effectively manage electrical, hydraulic, and mechanical power – more safely, more efficiently, and more reliably. Eaton’s 2020 revenues were $17.9 billion, and we sell products to customers in more than 175 countries. We have approximately 92,000 employees. For more information, visit www.eaton.com.

Notice of conference call: Eaton’s conference call to discuss its first quarter results is available to all interested parties as a live audio webcast today at 11 a.m. United States Eastern Time via a link on Eaton’s home page. This news release can be accessed under its headline on the home page. Also available on the website prior to the call will be a presentation on first quarter results, which will be covered during the call.

This news release contains forward-looking statements concerning second quarter and full-year 2021 adjusted earnings per share, anticipated charges and benefits from restructuring actions, the closing dates for the Hydraulics divestiture, and the acquisition of Cobham Mission Systems. These statements should be used with caution and are subject to various risks and uncertainties, many of which are outside the company’s control. The following factors could cause actual results to differ materially from those in the forward-looking statements: the course of the COVID-19 pandemic and government actions related thereto; unanticipated changes in the markets for the company’s business segments; unanticipated downturns in business relationships with customers or their purchases from us; competitive pressures on sales and pricing; unanticipated changes in the cost of material and other production costs, or unexpected costs that cannot be recouped in product pricing; the introduction of competing technologies; unexpected technical or marketing difficulties; unexpected claims, charges, litigation or dispute resolutions; strikes or other labor unrest; natural disasters; the performance of recent acquisitions; unanticipated difficulties completing or integrating acquisitions; new laws and governmental regulations; interest rate changes; changes in tax laws or tax regulations; stock market and currency fluctuations; and unanticipated deterioration of economic and financial conditions in the United States and around the world. We do not assume any obligation to update these forward-looking statements.

Financial Results

The company’s comparative financial results for the three months ended March 31, 2021 are available on the company’s website, www.eaton.com.

EATON CORPORATION plc
CONSOLIDATED STATEMENTS OF INCOME

	Three months ended March 31

(In millions except for per share data)	2021	2020
Net sales	$4,692	$4,789

Cost of products sold	3,184	3,302
Selling and administrative expense	795	865
Research and development expense	148	153
Interest expense - net	38	34
Gain on sale of business	—	221
Other (income) expense - net	(11)	35
Income before income taxes	538	621
Income tax expense	79	183
Net income	459	438
Less net income for noncontrolling interests	(1)	—
Net income attributable to Eaton ordinary shareholders	$458	$438

Net income per share attributable to Eaton ordinary shareholders
Diluted	$1.14	$1.07
Basic	1.15	1.07

Weighted-average number of ordinary shares outstanding
Diluted	400.9	411.1
Basic	398.3	409.3

Cash dividends declared per ordinary share	$0.76	$0.73

Reconciliation of net income attributable to Eaton ordinary shareholders to adjusted earnings
Net income attributable to Eaton ordinary shareholders	$458	$438
Excluding acquisition and divestiture charges, after-tax	37	9
Excluding restructuring program charges, after-tax	12	—
Excluding intangible asset amortization expense, after-tax	70	67
Adjusted earnings	$577	$514

Net income per share attributable to Eaton ordinary shareholders - diluted	$1.14	$1.07
Excluding per share impact of acquisition and divestiture charges, after-tax	0.09	0.02
Excluding per share impact of restructuring program charges, after-tax	0.03	—
Excluding per share impact of intangible asset amortization expense, after-tax	0.18	0.16
Adjusted earnings per ordinary share	$1.44	$1.25
See accompanying notes.

EATON CORPORATION plc
BUSINESS SEGMENT INFORMATION

	Three months ended March 31

(In millions)	2021	2020
Net sales
Electrical Americas	$1,622	$1,788
Electrical Global	1,253	1,144
Hydraulics	561	507
Aerospace	519	680
Vehicle	654	598
eMobility	83	72
Total net sales	$4,692	$4,789

Segment operating profit (loss)
Electrical Americas	$332	$308
Electrical Global	213	166
Hydraulics	84	55
Aerospace	96	147
Vehicle	113	81
eMobility	(7)	1
Total segment operating profit	831	758

Corporate
Intangible asset amortization expense	(92)	(87)
Interest expense - net	(38)	(34)
Pension and other postretirement benefits income (expense)	14	(8)
Restructuring program charges	(16)	—
Other expense - net	(161)	(8)
Income before income taxes	538	621
Income tax expense	79	183
Net income	459	438
Less net income for noncontrolling interests	(1)	—
Net income attributable to Eaton ordinary shareholders	$458	$438
See accompanying notes.

EATON CORPORATION plc
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2021	December 31, 2020
(In millions)
Assets
Current assets
Cash	$354	$438
Short-term investments	945	664
Accounts receivable - net	3,065	2,904
Inventory	2,399	2,109
Assets held for sale	2,537	2,487
Prepaid expenses and other current assets	605	576
Total current assets	9,905	9,178

Property, plant and equipment - net	2,922	2,964

Other noncurrent assets
Goodwill	13,757	12,903
Other intangible assets	4,722	4,175
Operating lease assets	429	428
Deferred income taxes	436	426
Other assets	1,909	1,750
Total assets	$34,080	$31,824

Liabilities and shareholders’ equity
Current liabilities
Short-term debt	$464	$1
Current portion of long-term debt	1,012	1,047
Accounts payable	2,172	1,987
Accrued compensation	334	351
Liabilities held for sale	501	468
Other current liabilities	2,098	2,027
Total current liabilities	6,581	5,881

Noncurrent liabilities
Long-term debt	8,682	7,010
Pension liabilities	1,283	1,588
Other postretirement benefits liabilities	326	330
Operating lease liabilities	328	326
Deferred income taxes	445	277
Other noncurrent liabilities	1,398	1,439
Total noncurrent liabilities	12,462	10,970

Shareholders’ equity
Eaton shareholders’ equity	14,995	14,930
Noncontrolling interests	42	43
Total equity	15,037	14,973
Total liabilities and equity	$34,080	$31,824
See accompanying notes.

EATON CORPORATION plc

NOTES TO THE FIRST QUARTER 2021 EARNINGS RELEASE

Amounts are in millions of dollars unless indicated otherwise (per share data assume dilution).

Note 1. NON-GAAP FINANCIAL INFORMATION

This earnings release includes certain non-GAAP financial measures. These financial measures include adjusted earnings, adjusted earnings per ordinary share, operating cash flow excluding a U.S. qualified pension plan contribution, free cash flow, and free cash flow excluding a U.S. qualified pension plan contribution, each of which differs from the most directly comparable measure calculated in accordance with generally accepted accounting principles (GAAP). A reconciliation of each of these financial measures to the most directly comparable GAAP measure is included in this earnings release. During the first quarter of 2021, the Company revised its definition of adjusted earnings to exclude intangible asset amortization expense and prior periods have been retrospectively adjusted to apply this change. Management believes that these financial measures are useful to investors because they exclude certain transactions, allowing investors to more easily compare Eaton Corporation plc's (Eaton or the Company) financial performance period to period. Management uses this information in monitoring and evaluating the on-going performance of Eaton and each business segment.

The Company's second quarter and full year adjusted earnings results for 2020 and guidance for 2021, excluding the impact of the expected gain from the sale of the Hydraulics business, follows:

	Three months ended June 30		Year ended December 31
	2020	2021	2020	2021
	Results	Guidance	Results	Guidance
Net income per share attributable to Eaton ordinary shareholders - diluted	$0.13	$1.08 - $1.18	$3.49	$4.56 - $4.96
Excluding per share impact of acquisition and divestiture charges (after-tax)	0.20	0.15	0.33	0.46
Excluding per share impact of restructuring program charges (after-tax)	0.37	0.03	0.42	0.14
Excluding per share impact of intangible amortization expense (after-tax)	0.17	0.19	0.67	0.74
Adjusted earnings per ordinary share	$0.87	$1.45 - $1.55	$4.91	$5.90 - $6.30

A reconciliation of operating cash flow to adjusted operating cash flow and adjusted free cash flow follows:

Three months ended March 31, 2021
Operating cash flow	$260
U.S. qualified pension plan contribution	200
Adjusted operating cash flow	460
Capital expenditures for property, plant and equipment	(119)
Adjusted free cash flow	$341

A reconciliation of operating cash flow to free cash flow follows:

Three months ended March 31, 2020
Operating cash flow	$323
Capital expenditures for property, plant and equipment	(112)
Free cash flow	$211

Note 2. ACQUISITIONS AND DIVESTITURES OF BUSINESSES

Acquisition of a 50% stake in HuanYu High Tech

On March 29, 2021, Eaton acquired a 50 percent stake in HuanYu High Tech, a subsidiary of HuanYu Group that manufactures and markets low-voltage circuit breakers and contactors in China, and throughout the Asia-Pacific region. HuanYu High Tech had 2019 sales of $106 and has production operations in Wenzhou, China. Eaton accounts for this investment on the equity method of accounting and is reported within the Electrical Global business segment.

Acquisition of Green Motion SA

On March 22, 2021, Eaton acquired Green Motion SA, a leading designer and manufacturer of electric vehicle charging hardware and related software based in Switzerland. Green Motion SA was acquired for $105, including $49 of cash paid at closing and $56 of estimated fair value of contingent future consideration based on 2023 and 2024 revenue performance. The fair value of contingent consideration liabilities is estimated by discounting contingent payments expected to be made, with a maximum possible undiscounted value of $109. Green Motion SA is reported within the Electrical Global business segment.

Acquisition of Tripp Lite

On March 17, 2021, Eaton acquired Tripp Lite for $1.65 billion, net of cash received. Tripp Lite is a leading supplier of power quality products and connectivity solutions including single-phase uninterruptible power supply systems, rack power distribution units, surge protectors, and enclosures for data centers, industrial, medical, and communications markets in the Americas. Tripp Lite had sales of over $400 in 2020. Tripp Lite is reported within the Electrical Americas business segment.

Agreement to Acquire Cobham Mission Systems

On January 31, 2021, Eaton signed an agreement to acquire Cobham Mission Systems (CMS), a leading manufacturer of air-to-air refueling systems, environmental systems, and actuation primarily for defense markets. Under the terms of the agreement, Eaton will pay $2.83 billion. CMS had sales of over $700 in 2020. The transaction is subject to customary closing conditions and is expected to close the beginning of the fourth quarter of 2021. CMS will be reported within the Aerospace business segment.

Sale of Lighting business

On March 2, 2020, Eaton sold its Lighting business to Signify N.V. for a cash purchase price of $1.4 billion. As a result of the sale, the Company recognized a pre-tax gain of $221 in 2020. The Lighting business, which had sales of $1.6 billion in 2019 as part of the Electrical Americas business segment, served customers in commercial, industrial, residential, and municipal markets.

Pending sale of Hydraulics business

On January 21, 2020, Eaton entered into an agreement to sell its Hydraulics business to Danfoss A/S, a Danish industrial company, for $3.3 billion in cash. Eaton’s Hydraulics business is a global leader in hydraulics components, systems, and services for industrial and mobile equipment. The business had sales of $1.8 billion in 2020. During the first quarter of 2020, the Company determined the Hydraulics business met the criteria to be classified as held for sale. Therefore, assets and liabilities of the business have been presented as held for sale in the Condensed Consolidated Balance Sheets as of December 31, 2020 and March 31, 2021. The transaction is subject to customary closing conditions and regulatory approvals and is expected to close in the second quarter of 2021.

Note 3. ACQUISITION AND DIVESTITURE CHARGES

Eaton incurs integration charges and transaction costs to acquire businesses, and transaction costs and other charges to divest and exit businesses. Eaton also recognizes gains and losses on the sale of businesses. A summary of these Corporate items follows:

	Three months ended March 31
	2021	2020
Acquisition integration, divestiture charges and transaction costs	$46	$132
Gain on the sale of the Lighting business	—	(221)
Total before income taxes	46	(89)
Income tax expense (benefit)	(9)	98
Total after income taxes	$37	$9
Per ordinary share - diluted	$0.09	$0.02

Acquisition integration, divestiture charges and transaction costs in 2021 are primarily related to the planned divestiture of the Hydraulics business, the acquisitions of Tripp Lite, Souriau-Sunbank Connection Technologies, and Ulusoy Elektrik Imalat Taahhut ve Ticaret A.S., the planned acquisition of Cobham Mission Systems, and other charges to exit businesses. Charges in 2020 are primarily related to the planned divestiture of the Hydraulics business, the divestiture of the Lighting business, and the acquisitions of Ulusoy Elektrik and Souriau-Sunbank. These charges were included in Cost of products sold, Selling and administrative expense, Research and development expense, or Other (income) expense - net. In Business Segment Information, these charges were included in Other expense - net.

Note 4. RESTRUCTURING CHARGES

In the second quarter of 2020, Eaton decided to undertake a multi-year restructuring program to reduce its cost structure and gain efficiencies in its business segments and at corporate in order to respond to declining market conditions. Restructuring charges incurred under this program were $214 in 2020 and $16 for the three months ended March 31, 2021. These restructuring activities are expected to incur additional expenses of $45 in 2021, and $5 in 2022, primarily comprised of plant closing costs and other costs, resulting in total estimated charges of $280 for the entire program.

A summary of restructuring program charges follows:

Three months ended March 31, 2021
Workforce reductions	$2
Plant closing and other	14
Total before income taxes	16
Income tax benefit	4
Total after income taxes	$12
Per ordinary share - diluted	$0.03

Restructuring program charges related to the following segments:

Three months ended March 31, 2021
Electrical Americas	$5
Electrical Global	2
Aerospace	1
Vehicle	6
Corporate	2
Total	$16

These restructuring program charges were included in Cost of products sold, Selling and administrative expense, Research and development expense, or Other (income) expense - net, as appropriate. In Business Segment Information, these restructuring program charges are treated as Corporate items. The projected mature year savings from these restructuring actions are expected to be $200 when fully implemented in 2023.

Note 5. INTANGIBLE ASSET AMORTIZATION EXPENSE

Intangible asset amortization expense follows:

	Three months ended March 31
	2021	2020
Intangible asset amortization expense	$92	$87
Income tax benefit	22	20
Total after income taxes	$70	$67
Per ordinary share - diluted	$0.18	$0.16

Contacts

Eaton Corporation plc
Margaret Hagan, Media Relations, +1 (440) 523-4343
MargaretHagan@eaton.com
or
Yan Jin, Investor Relations, +1 (440) 523-7558